Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)

Bed Bath & Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rules 457(c) and (f)(1)	3,430,947(1)	N/A	$19,280,780.96(2)	0.00013810	$2,662.68
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$19,280,780.96		$2,662.68
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,662.68

(1)
Represents the estimated maximum number of shares of common stock, par value $0.0001 per share (the “BBBY Common Stock”), of the registrant, Bed Bath & Beyond, Inc. (“BBBY”), to be issued upon the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 24, 2025 (the “Merger Agreement,” and such transactions collectively, the “Merger”), by and among BBBY, Knight Merger Sub II, Inc. and The Brand House Collective, Inc. (“TBHC”). This number is estimated solely for the purpose of calculating the registration fee and is based on (i) 17,214,983, the estimated maximum number of shares of common stock, no par value per share (“TBHC Common Stock”), of TBHC issued and outstanding or issuable or expected to be exchanged (including in respect of TBHC restricted stock units and options to purchase TBHC Common Stock outstanding as of the initial filing of this registration statement) in connection with the Merger, multiplied by (ii) 0.1993, the exchange ratio under the Merger Agreement.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of $19,280,780.96 of BBBY Common Stock was calculated based upon the market value of shares of BBBY Common Stock and is equal to the product of (i) $1.12, the average of the high and low prices of a share of TBHC Common Stock as reported on the Nasdaq Global Select Market on December 31, 2025, and (ii) 17,214,983, the estimated maximum number of shares of TBHC Common Stock issued and outstanding or issuable or expected to be exchanged (including in respect of TBHC restricted stock units and options to purchase TBHC Common Stock outstanding as of the initial filing of this registration statement) in connection with the Merger.